Exhibit 99.1

CONTACTS:
For Investors:	For Media:
Jack Monti	Lindsey Williams (USA)	Marie-Pierre Ygrié (Europe)
+1 (248) 813.2385	+1 (248) 813.2528	+33 (0)1 70 76 72 64
jack.monti@delphi.com	lindsey.c.williams@delphi.com	marie.pierre.ygrie@delphi.com

DELPHI COMPLETES ACQUISITION OF
MOTORIZED VEHICLES DIVISION OF FCI

Positions Company As a Leading Automotive Connectors Supplier
Accelerates Long-Term Sales and Earnings Growth

GILLINGHAM, England & TROY, Mich. - October 26, 2012 - Delphi Automotive PLC (NYSE: DLPH) (“Delphi”) announced today the completion of its acquisition of FCI Group's Motorized Vehicles Division (“MVL”), a leading global manufacturer of automotive connection systems with a focus on providing high-value, leading technology applications. The transaction is valued at €765 million on a cash and debt-free basis and is forecasted to be $0.24 accretive to 2013 earnings per share, excluding integration and other acquisition-related costs. Delphi is highly confident that it can achieve annual run-rate pre-tax synergies of $80 million by 2015.
“We are excited to complete the acquisition of MVL. We have strengthened our market leadership in the global automotive connector industry and positioned Delphi to further benefit from the growing electronics and safety content in motor vehicles,” said Rodney O'Neal, chief executive officer and president of Delphi. “The combined connector businesses will deliver significant revenue and operating synergies and accelerate our sales and earnings growth.”

Forward Looking Statements
This press release, as well as other statements made by Delphi Automotive PLC (the “Company”), contain forward-looking statements that reflect, when made, the Company's current views with respect to current events and financial performance. Such forward-looking statements are subject to many risks, uncertainties and factors relating to the Company's operations and business environment, which may cause the actual results of the Company to be materially different from any future results.  All statements that address future operating, financial or business performance or the Company's strategies or expectations are forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements are discussed under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the Company's filings with the Securities and Exchange Commission.  New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect the Company.  It should be remembered that the price of the ordinary shares and any income from them can go down as well as up. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise, except as may be required by law.

Exhibit 99.1

About Delphi
Delphi Automotive PLC (NYSE: DLPH) is a leading global supplier of electronics and technologies for automotive, commercial vehicle and other market segments. Operating major technical centers, manufacturing sites and customer support facilities in 30 countries, Delphi delivers real-world innovations that make products smarter and safer as well as more powerful and efficient. Connect to innovation at www.delphi.com.

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